Item 30. Exhibit (n) ii.

As required by the Securities Act of 1933, and the Investment Company Act of 1940 (together referred to as the “Acts”), this Initial Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose name appears below hereby constitutes and appoints Michael J. O’Connor, General Counsel of Massachusetts Mutual Life Insurance Company (“MassMutual”), John E. Deitelbaum, Head of MMUS Law, and Gary F. Murtagh, Head of MMUS Product and Operations Law (collectively referred to hereafter as “Attorneys”) and each of them individually, such person’s true and lawful attorneys and agents with full power and authority to take any action and to execute all instruments they deem necessary or advisable to enable C.M. Life and its separate account, C.M. Life Variable Life Separate Account I, to comply with the Acts and any rule, regulation, order, or other requirement of the Securities and Exchange Commission, including authority to sign for such person and in such person’s name and capacity as indicated below any and all amendments to this Initial Registration Statement on Form N-6 for the Electrum Select individual flexible premium, adjustable, variable life insurance policy File No. 333-[to be determined], hereby ratifying such person’s signature as it may be signed by said Attorneys to any and all amendments (pre-effective and post-effective amendments).

Signature	Title	Date

ROGER W. CRANDALL	Director, President and Chief Executive Officer (principal executive officer)	September 23, 2021
Roger W. Crandall

ELIZABETH A. WARD	Chief Financial Officer (principal financial officer)	September 23, 2021
Elizabeth A. Ward

SEAN NEWTH	Corporate Controller (principal accounting officer)	September 23, 2021
Sean Newth

MICHAEL J. O’CONNOR	Director	September 23, 2021
Michael J. O’Connor

MICHAEL R. FANNING	Director	September 23, 2021
Michael R. Fanning